The transactions pursuant to the share exchange described in this document involve securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

(Code 4517)
June 8, 2021

To Our Shareholders,

Toshimichi Kunori, President and Representative Director

BIOFERMIN PHARMACEUTICAL CO., LTD.

1-1-2, Sannomiya-cho, Chuo-ku, Kobe

Notice of the Annual Shareholders Meeting

We would like to express our heartfelt gratitude for your ongoing support.

You are hereby notified of the 135th Annual Shareholders Meeting (hereinafter, the “Meeting”) of Biofermin Pharmaceutical Co., Ltd. (hereinafter, the “Company” or “Biofermin”), to be held as set forth below.

In order to avoid the risk of COVID-19 infections at the Meeting, we strongly request that our shareholders refrain from attending the Meeting in person, and instead exercise your voting rights in writing. Please review the Reference Materials for the Shareholders Meeting below, indicate your vote for or against the proposals on the enclosed voting card, and mail the voting card so that the card reaches us by 5:00 p.m. on Wednesday, June 23, 2021 (Japan Time).

1.	Date and Time:	10:00 a.m., Thursday, June 24, 2021
2.	Place:	7-3-4, Higashi-machi, Ibukidai, Nishi-ku, Kobe Biofermin Pharmaceutical Co., Ltd., Seishin Business Office Research and Administration Building 4th Floor Hall
3.	Agenda:
MATTERS TO BE REPORTED
Reports on the Business Report and Financial Statements for the 135th Fiscal Year (from April 1, 2020, to March 31, 2021)
PROPOSED RESOLUTIONS
	Item 1:	Approval of the Share Exchange Agreement between the Company and Taisho Pharmaceutical Holdings Co., Ltd.
	Item 2:	Introduction of the Retirement Benefit Plan with the Abolishment of the Stock Option Plan for Directors (excluding Directors Who Are Audit and Supervisory Committee Members)
	Item 3:	Election of Four (4) Directors Who Are Not Audit and Supervisory Committee Members
	Item 4:	Election of One (1) Director Who Is an Audit and Supervisory Committee Member

Item 5:	Election of Two (2) Substitute Directors (Audit and Supervisory Committee Members)

End

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　If you attend the Meeting in person, please submit the enclosed voting card at the reception desk as your attendance card.

　Souvenirs will not be distributed to reduce the risk of COVID-19 infections transmitted by direct contact. We greatly appreciate your kind understanding.

　If any revisions are made to the Reference Materials for the Shareholders Meeting, the Business Report or the Financial Statements, the revisions will be posted on the Company’s website on the Internet (https://www.biofermin.co.jp/).

BALANCE SHEET
(As of March 31, 2021)

(In thousands of yen)

Item	Amount	Item	Amount
(Assets)		(Liabilities)
Current assets	19,501,722	Current liabilities	1,885,714
Cash and deposits	14,412,558	Trade accounts payable	12,479
Trade accounts receivable	2,970,142	Other payables	1,287,743
Finished goods	736,979	Income taxes payable	243,402
Work in process	892,295	Deposits received	11,386
Raw materials and supplies	200,351	Lease obligations	1,638
Other current assets	289,395	Allowance for sales promotion expenses	107,615
Fixed assets	13,883,216	Allowance for bonuses	221,448
--- Tangible fixed assets	11,879,731	Fixed liabilities	1,057,717
Buildings	2,984,277	Lease obligations	273
Structures	27,459	Deferred tax liabilities	518,981
Machinery and equipment	849,205	Allowance for retirement benefits	525,766
Vehicle and delivery equipment	0	Other fixed liabilities	12,696
Tools, furniture and fixtures	311,874	Total liabilities	2,943,431
Land	4,411,795	(Net assets)
Lease assets	1,769	Shareholders’ equity	29,487,281
Construction in progress	3,293,349	Common stock	1,227,000
---Intangible fixed assets	99,268	Capital surplus	766,550
Intangible fixed assets	99,268	Capital reserve	734,457
--- Investments and other assets	1,904,216	Other capital surplus	32,093
Investments in securities	1,831,137	Retained earnings	27,786,609
Other investments	73,079	Legal reserve	126,750
		Other retained earnings	27,659,859
		Reserve for reduction of acquisition cost of fixed assets	1,187,049
		General reserve	18,892,500
		Retained earnings carried forward	7,580,309
		Treasury stock	(292,878)
		Valuation and translation adjustments	910,303
		Net unrealized gains on other securities	910,303
		Stock acquisition rights	43,922
		Total net assets	30,441,507
Total assets	33,384,939	Total liabilities and net assets	33,384,939

(Note) The presented amounts are rounded down to the nearest thousand yen.

INCOME STATEMENT
(April 1, 2020 through March 31, 2021)

(In thousands of yen)

Item	Amount
Sales	10,811,181
Cost of sales	4,497,234
Gross profit	6,313,947
Selling, general and administrative expenses	4,255,737
Operating income	2,058,209
Non-operating income	83,986
Interest income	191
Dividend income	74,075
Others	9,719
Non-operating expenses	21,282
Loss on disposal of inventories	3,170
Loss on retirement of fixed assets	14,847
Others	3,264
Ordinary income	2,120,914
Income before taxes	2,120,914
Corporate tax, inhabitants tax and enterprise tax	598,684
Corporation tax, etc. adjustments	(26,158)
Net income	1,548,388

(Note) The presented amounts are rounded down to the nearest thousand yen.

STATEMENT OF CHANGES IN NET ASSETS
(April 1, 2020 through March 31, 2021)

(In thousands of yen)

Shareholders’ equity
	Common stock	Capital surplus
		Capital reserve	Other capital surplus
Balance at the beginning of the current period	1,227,000	734,457	32,093
Changes of items during the period
Dividends paid	―	―	―
Net income	―	―	―
Repurchase of treasury stock	―	―	―
Net changes of items other than shareholders’ equity	―	―	―
Total changes of items during the period	―	―	―
Balance at the end of the current period	1,227,000	734,457	32,093

(In thousands of yen)

	Shareholders’ equity
	Retained earnings		Treasury stock	Total shareholder’s equity
	Legal reserve	Other retained earnings (Note 1)
Balance at the beginning of the current period	126,750	26,829,152	(292,492)	28,656,961
Changes of items during the period
Dividends paid	―	(717,682)	―	(717,682)
Net income	―	1,548,388	―	1,548,388
Repurchase of treasury stock	―	―	(385)	(385)
Net changes of items other than shareholders’ equity	―	―	―	―
Total changes of items during the period	―	830,706	(385)	830,320
Balance at the end of the current period	126,750	27,659,859	(292,878)	29,487,281

(In thousands of yen)

	Valuation and translation adjustments	Stock acquisition rights	Total net assets
	Net unrealized gains on other securities
Balance at the beginning of the current period	716,958	33,655	29,407,574
Changes of items during the period
Dividends paid	―	―	(717,682)
Net income	―	―	1,548,388
Repurchase of treasury stock	―	―	(385)
Net changes of items other than shareholders’ equity	193,345	10,267	203,612
Total changes of items during the period	193,345	10,267	1,033,933
Balance at the end of the current period	910,303	43,922	30,441,507

(Note 1) Breakdown of other retained earnings	(In thousands of yen)
	Reserve for reduction of acquisition cost of fixed assets	General reserve	Retained earnings carried forward	Total of other retained earnings
Balance at the beginning of the current period	1,188,158	18,192,500	7,448,494	26,829,152
Changes of items during the period
Dividends paid	―	―	(717,682)	(717,682)
Net income	―	―	1,548,388	1,548,388
Repurchase of treasury stock	―	―	―	―
Reversal of reserve for reduction of acquisition cost of fixed assets	(1,109)	―	1,109	―
Provision of general reserve	―	700,000	(700,000)	―
Total changes of items during the period	(1,109)	700,000	131,815	830,706
Balance at the end of the current period	1,187,049	18,892,500	7,580,309	27,659,859

2. The presented amounts are rounded down to the nearest thousand yen.

Tables of Explanatory Notes on Unconsolidated Financial Statements

1. Notes on Going Concern Assumption

Not applicable.

2. Notes on Matters concerning Significant Accounting Policies

(1) Valuation standards and methods for securities are as follows:

Other securities

- Those with fair value

Fair value method based on the market prices, etc. as at the closing date of the fiscal year

(Valuation differences are all transferred directly to net assets. Selling costs are calculated by the moving average method.)

- Those without fair value

Fair value method by the moving average method

(2) Valuation standards and methods for inventories are as follows:

Finished goods, Work in process	……	Cost method by the gross average method (values on the balance sheet are subject to the book value reduction based on decline in profitability)
Raw materials	……	Cost method by the moving average method (values on the balance sheet are subject to the book value reduction based on decline in profitability)

(3) Tangible fixed assets (excluding lease assets) are depreciated by the fixed rate method.

However, the straight-line method is adopted to the buildings (excluding appurtenances thereto) acquired on or after April 1, 1998 and the appurtenances to buildings and structures acquired on or after April 1, 2016.

Their general usable life is as follows:

Buildings and structures	3 to 50 years
Machinery and equipment	8 years
Tools, furniture and fixtures	2 to 20 years

(4) Intangible fixed assets (excluding lease assets) are depreciated by the straight-line method. Software (for internal use) is depreciated by the straight-line method based on the internal usable period (five years) in the Company.

(5) Lease assets related to finance lease transactions that do not transfer ownership are depreciated by the straight-line method based on the assumption that the usable life equals the lease term and the residual value equals zero.

(6) Allowances are recorded by the following methods:

(i)	Among sales promotion expenses spent for sales promotion activities that the client companies conducted for the products purchased from the Company, the amount estimated to be borne by the Company is recorded as the allowance for sales promotion expenses.
(ii)	Allowance for bonuses is reserved to appropriate the payment of bonuses to employees, and is recorded based on the estimated amount of bonuses.

(iii) To meet the payment of retirement benefits to employees, the allowance for retirement benefits is recorded based on the retirement benefit obligations as of the end of the fiscal year.

The allowance for retirement benefits and expenses for retirement benefits are calculated by the simplified method in which the Company’s retirement benefit obligations are assumed to be equal to the benefits payable for voluntary retirement at the end of the period.

(7) Consumption taxes, etc. are excluded from each account subject to such taxes.

3. Notes to Balance Sheet

Accumulated depreciation of tangible fixed assets is 15,850,148 thousand yen.

4. Notes to Income Statement

Not applicable.

5. Notes to Statement of Changes in Net Assets

(1) Type and number of shares issued as of the end of the current fiscal year

Common stock	12,154,000 shares

(2) Type and number of treasury stock as of the end of the current fiscal year

Common stock	192,725 shares

(3) Distribution of surplus

(i) Amount of surplus distributed in the current fiscal year

Resolution	Type of shares	Total dividends	Dividend per share	Record date	Effective date
May 12, 2020 Board of Directors meeting	Common stock	358,842 thousand yen	30 yen	March 31, 2020	June 25, 2020
October 22, 2020 Board of Directors meeting	Common stock	358,839 thousand yen	30 yen	September 30, 2020	December 10, 2020

(ii) Dividends whose record date belongs to the current fiscal year but become effective in the following fiscal year

Planned date of resolution	Type of shares	Dividend payment fund	Total dividends	Dividend per share	Record date	Effective date
May 12, 2021 Board of Directors meeting	Common stock	Retained earnings	358,838 thousand yen	30 yen	March 31, 2021	June 25, 2021

(4) Type and number of shares to be subject to the stock acquisition rights issued by the Company as of the end of the current fiscal year

Common stock	24,800 shares

6. Notes on Tax Effect Accounting

Breakdown of major causes of deferred tax assets and deferred tax liabilities

(In thousands of yen)

Deferred tax assets
Accrued enterprise tax	21,464
Allowance for bonuses	67,763
Allowance for retirement benefits	160,884
Unpaid retirement benefits to officers	3,938
Loss on valuation of investments in securities	55,680
Allowance for sales promotion expenses	32,930
Others	57,022
Total deferred tax assets	399,685

Deferred tax liabilities
Reserve for reduction of acquisition cost of lands	(523,396)
Net unrealized gains on securities	(395,270)
Total deferred tax liabilities	(918,666)

Net deferred tax liabilities	(518,981)

(Note) The presented amounts are rounded down to the nearest thousand yen.

7. Notes on Financial Instruments

(1) Matters related to status of financial instruments

(i) Policy on activities concerning financial instruments

As at the end of the current fiscal year, the Company can raise necessary funds from its internal funds. Surplus funds are managed in limited methods such as a short-term bank deposit.

(ii) Details of financial instruments and risks pertaining to them

a. Trade accounts receivable, which is part of the operating receivables, are subject to the credit risks attributable to customers.

b. All trade accounts payable, which is part of the operating payables, are due within a year.

c. The breakdown of investments in securities held by the Company as at the end of the current fiscal year is as follows, and they are subject to volatility risks of market prices.

- Other securities

Those with fair value･･･Listed stock

Those without fair value･･･Unlisted stock

(iii) Risk management system for financial instruments

a. Management of credit risk (risk of non-performance of contracts or other acts by client companies, etc.)
The Company recognizes the due dates and the balances of operating receivables for each client company in accordance with the sales activity administration rules, and keeps gathering information to prevent occurrence of bad debts due to deterioration of client companies’ financial position and other status.

b. Market risk
Regarding investments in securities, the Company regularly reviews the fair values and the financial position of the issuers, and also examines whether to retain the securities.

c. Concentration of credit risk
100% of the operating receivables is for a certain client company as at the closing date of the current fiscal year.

(2) Matters related to fair values, etc. of financial instruments

The amounts reported in the balance sheet, fair values and differences between them as of the end of the current fiscal year are as follows.

Items for which it is deemed extremely difficult to ascertain the fair values are not included in the following table. (Please see (Note) 2.)

(In thousands of yen)

Item	Amount reported in the balance sheet	Fair value	Difference
(i) Cash and deposits	14,412,558	14,412,558	―
(ii) Trade accounts receivable	2,970,142	2,970,142	―
(iii) Investments in securities	1,829,302	1,829,302	―
Total assets	19,212,002	19,212,002	―
(iv) Trade accounts payable	12,479	12,479	―
(v) Other payables	1,287,743	1,287,743	―
(vi) Income taxes payable	243,402	243,402	―
Total liabilities	1,543,625	1,543,625	―

(Note) 1. Matters related to calculation of fair values of financial instruments and to securities

Assets

(i) Cash and deposits

Fair values of these are based on book values, which are almost equal to fair values, as all of the deposits are for a short period of time.

(ii) Trade accounts receivable

Fair values of these are based on book values, which are almost equal to fair values, as they are settled in a short period of time.

(iii) Investments in securities

Among these securities, fair values of stocks are based on the prices on securities exchanges.

As for other securities, their acquisition costs, amounts reported in the balance sheet and differences between them are as follows.

(In thousands of yen)

Classification	Type	Acquisition cost	Amount reported in the balance sheet	Difference
Those for which amount reported in the balance sheet exceeds the acquisition cost	(1) Stocks	517,625	1,829,302	1,311,676
	(2) Bonds	―	―	―
	(3) Others	―	―	―
	Subtotal	517,625	1,829,302	1,311,676
Those for which amount reported in the balance sheet does not exceed the acquisition cost	(1) Stocks	―	―	―
	(2) Bonds	―	―	―
	(3) Others	―	―	―
	Subtotal	―	―	―
Total		517,625	1,829,302	1,311,676

Liabilities

(iv) Trade accounts payable

Fair values of these are based on book values, which are almost equal to fair values, as they are settled in a short period of time.

(v) Other payables

Fair values of these are based on book values, which are almost equal to fair values, as they are settled in a short period of time.

(vi) Income taxes payable

Fair values of these are based on book values, which are almost equal to fair values, as they are settled in a short period of time.

2. Items for which it is deemed extremely difficult to ascertain the fair values

(In thousands of yen)

Classification	Amount reported in the balance sheet
Unlisted stocks	1,835

These are not included in “(iii) Investments in securities” as they do not have market prices and it is deemed extremely difficult to ascertain the fair values

3. The presented amounts are rounded down to the nearest thousand yen.

8. Notes on Rental and Other Real Estate

The Company owns real estate used for rent in Nagata-ku, Kobe-shi.

The rental and other real estate’s amount reported in the balance sheet, changes during the current period and fair value are as follows.

(In thousands of yen)
Amount reported in the balance sheet
Amount at the beginning of the period	1,030
Changes during the period (The breakdown is as follows.)	15,315
(Change in the classification)	15,919
(Depreciation cost)	(603)
Amount at the end of the period	16,346
Fair value at the end of the period	177,674

(Note)  1. The amount reported in the balance sheet is the amount of the acquisition cost less accumulated depreciation and accumulated impairment loss.

2. As for the changes during the period, the increase was mainly due to the change of classification from the business property to the unemployed property (15,919 thousand yen), and the decrease was due to the depreciation cost (603 thousand yen).

3. The fair value at the end of the period has been calculated by the Company mainly based on the assessed value for fixed asset tax.

9. Notes on Profit or Loss under Equity Method, etc.

Not applicable as the Company has no affiliated company.

10. Notes on Transactions with Related Parties

(1) Parent company and major shareholders (entity), etc.

Not applicable.

(2) Officers and major shareholders (individuals), etc.

Not applicable.

(3) Subsidiaries, etc.

Not applicable.

(4) Company that is owned by the same parent company, etc.

Type	Name	Address	Stated capital (in millions of yen)	Description of business	Voting interests (%)	Relationship with the relevant parties	Description of transactions	Amount of transactions (in thousands of yen)	Item	Amount at the end of the period (in thousands of yen)
Subsidiary of the parent company	Taisho Pharmaceutical Co., Ltd.	Toshima-ku, Tokyo	29,837	Production and distribution of pharmaceuticals and other goods	None	Distribution of the Company’s products An officer concurrently serving at both companies	Distribution of pharmaceuticals and other goods	10,811,181	Trade account receivable	2,970,142

(Note) 1. Taisho Pharmaceutical Co., Ltd. is a subsidiary of Taisho Pharmaceutical Holdings Co., Ltd.

2. The amount of transactions does not include consumption tax, etc. The amount at the end of the period includes consumption tax, etc.

Conditions of transactions and the determination policy of them, etc.
When distributing products, the Company delivers them according to the orders from Taisho Pharmaceutical Co., Ltd. The prices and other conditions shall be specified in the purchase agreements.

11. Notes on Per Share Information

(1) Net asset per share

The net asset per share is 2,541.33 yen.

(2) Net income per share in the current period

The net income per share is 129.45 yen in the current period.

Basis of the calculation

Net income in the current period	1,548,388 thousand yen
Amount not attributable to ordinary shareholders	― thousand yen
Average number of shares during the current period	11,961 thousand shares

12. Notes on Major Subsequent Events

Not applicable.

Reference Materials for the Shareholders Meeting

Proposed Resolutions and Related Information

Item 1: Approval of the Share Exchange Agreement between the Company and Taisho Pharmaceutical Holdings Co., Ltd.

The Company and Taisho Pharmaceutical Holdings Co., Ltd. (hereinafter, “Taisho HD”) resolved at their respective boards of directors meeting held on May 14, 2021 to conduct a share exchange through which Taisho HD will become a wholly-owning parent company and the Company will become a wholly-owned subsidiary (hereinafter, the “Share Exchange”), and the Company executed a share exchange agreement (hereinafter, the “Share Exchange Agreement”) with Taisho HD on the same day.

Accordingly, the Company requests our shareholders’ approval of the Share Exchange Agreement.

Taisho HD plans to conduct the Share Exchange through the simplified share exchange procedure (kani kabushiki kokan) under the provision of Article 796, Paragraph 2 of the Companies Act, without obtaining approval for the execution of the Share Exchange Agreement by resolution of its shareholders meeting, and the Company plans to conduct the Share Exchange after the Share Exchange Agreement is approved at this Meeting, with an effective date of July 30, 2021.

Prior to the effective date of the Share Exchange (scheduled on July 30, 2021), the common stock of the Company (hereinafter, the “Biofermin Shares”) is scheduled to be delisted from the First Section of Tokyo Stock Exchange, Inc. (hereinafter, the “TSE”) as of July 28, 2021 (with a final trading date of July 27, 2021).

The reasons for conducting the Share Exchange, the contents of the Share Exchange Agreement, and other matters related to this Item are as follows.

1. Reasons for Conducting the Share Exchange

Taisho Group’s mission is “to contribute to society by creating and offering superior pharmaceuticals and health-related products as well as healthcare-related information and services in socially responsible ways that enrich people’s lives by improving health and beauty”. As the leading company for domestic OTC pharmaceuticals, the main Self-Medication Operation Group (the group handling OTC pharmaceuticals and health related products) is strengthening its brand by developing and improving products that meet the needs of consumers. In addition, the Prescription Pharmaceutical Operation Group is working on creating distinctive new drugs as an R&D-oriented company, by focusing on the following key domains: “orthopedic disorders”, “metabolic diseases”, “infectious diseases,” and “CNS diseases” where Taisho HD has advantages in sales and development.

Meanwhile, since its establishment in 1917, the Company has specialized in the manufacture and distribution of lactic acid bacteria products including “Biofermin”, established the “Biofermin” brand and actively contributed to promoting the health of consumers. Its philosophy has been “to protect intestinal environments with medicines for lactic acid bacteria and to contribute to a society where all people can lead healthy lives” since its establishment. To fulfill its mission, the Company aims to expand its business and achieve sustainable growth by developing new products and strengthening its brand value in order to solve the concerns of, and respond to the needs from, consumers. The Company also aims to enhance its enterprise value by strengthening its business foundation through the promotion of research and development that focuses on probiotics including lactic acid bacteria and the investment in production facilities.

In 2008, Taisho Pharmaceutical Co., Ltd. [Headquarters: Toshima-ku, Tokyo, Chief Executive Officer: Shigeru Uehara] (hereinafter, “Taisho”) acquired 56.93% of the Biofermin Shares through a tender offer (in terms of voting rights after the tender offer) and made the Company its consolidated subsidiary. Since the commencement of the capital alliance in the same year, Taisho HD and its subsidiaries, Taisho and the Company, have established various cooperative structures, including sales, through the execution of an exclusive distributorship agreement in 2013 and an increase in shareholding ratio. In terms of the Company’s transactions of OTC drugs and quasi-drugs, Taisho started selling such drugs in October 2017, and Taisho has been conducting domestic sales of all products including prescription drugs since January 2021, and thereby further strengthening the cooperative structures.

Meanwhile, the business environment surrounding both companies has been changing significantly in recent years. In Taisho Group’s Self-Medication Operation Group, due to the impacts of the COVID-19 pandemic, the market has drastically changed due to a decline in the inbound tourism demand as well as changes in consumer needs, living environments and purchasing behaviors. In its Prescription Pharmaceutical Operation Group, while the difficulty in developing new drugs has increased, the business environment is becoming increasingly severe, with the NHI price revision, which was previously implemented once every two years, being implemented in the off-years as well from fiscal year ending March 31, 2022.

Under such a business environment, Taisho HD believes that, in the mid-and-long term business strategies of Taisho Group’s Self-Medication Operation Group and Prescription Pharmaceutical Operation Group, the “Biofermin” brand that the Company owns and the know-how cultivated through technology and experience accumulated over 100 years are respectively important management assets of Taisho Group, and wishes to pursue the unknown potential of lactic acid bacteria by continuing to bring together the full strengths of both companies in terms of sales, research and development, quality assurance, and manufacturing. Further, as for the overseas expansion of the Company, Taisho HD believes that it can utilize Taisho’s overseas sales networks, which are expanding mainly in Southeast Asia and Europe, to proceed with the overseas expansion of the Company’s products more quickly. Based on the above, Taisho HD concluded that conducting the Share Exchange is the best choice for both Taisho HD and the Company, and at the beginning of February 2021, Taisho HD proposed the Share Exchange to the Company.

On the other hand, the Company also believes that its business environment is becoming increasingly severe year by year due to the increasingly competitive environment in recent years, the NHI price revision in connection with the medical system reform, the decrease, etc. in sales figures and prescription volume resulting from the decrease in the number of customers at drug stores and patients at medical facilities with the public voluntarily refraining from going outside to prevent the spread of the COVID-19 pandemic.

Under such circumstances, the Company has carefully considered the proposal from Taisho HD, and Taisho HD and the Company held discussions on several occasions. As a result, the Company came to the conclusion that becoming a wholly-owned subsidiary of Taisho HD and deepening the group-wide cooperative structures based on the relationship of trust that has been cultivated since becoming a consolidated subsidiary of Taisho, and thereby making greater use of Taisho’s solutions and marketing systems than ever before will contribute to the enhancement of the Company’s enterprise value. In particular, as described above, the business environment is becoming increasingly severe, and since it has become necessary to further focus on product development and basic research for future growth, the Company believes that, through direct communication with Taisho’s sales divisions, it will become able to share customer information, and develop products and engage in promotional activities more than ever in response to the needs of consumers. In addition, it believes that technological synergies can be expected, such as sharing Taisho’s technology in drug developments and the like, which the Company has no previous experience in. Furthermore, it believes that utilizing Taisho’s overseas sales networks and sharing information from other countries more than ever before are advantages that the Company, which is seeking to expand its business overseas to achieve sustainable expansion as the Japanese population is decreasing, can achieve.

As a result, Taisho HD and the Company determined that it is desirable to make Taisho HD the wholly owning parent company of the Company by conducting the Share Exchange and to promote the sustainable growth of the Company through the establishment of a flexible and prompt decision making system. Therefore, both companies resolved to conduct the Share Exchange and executed the Share Exchange Agreement on May 14, 2021.

After conducting the Share Exchange, Taisho HD and the Company will further share information and human resources between the companies and mutually combine their management resources more than ever before. In addition, through the Share Exchange, the Company will be able to eliminate the need to respond to general shareholders as well as the cost of handling and maintaining the listing, dissolve potential conflicts of interest between Taisho HD and its minority shareholders, establish an efficient management system including a rapid decision making system, and concentrate management resources on business strategies. Taisho HD believes that the Share Exchange will enable the implementation of the Company’s bold and flexible business strategy and significantly contribute to the continued growth and development of the Company, as well as increase the corporate value of the entire group from a mid-and-long-term perspective.

2. Contents of the Share Exchange Agreement

The contents of the Share Exchange Agreement executed by the Company and Taisho HD on May 14, 2021 are set forth in Attachment 1 “Share Exchange Agreement between Taisho Pharmaceutical Holdings Co., Ltd. and the Company” of the Separate-volume Supplement to the Reference Materials for the Shareholders Meeting.

3. Matters Concerning the Appropriateness of the Consideration for the Exchange

(1) Matters Concerning the Appropriateness of the Total Number of Consideration for the Share Exchange

(I) Details of Allotment in the Share Exchange

Name of Company	Taisho HD (wholly-owning parent company resulting from the share exchange)	The Company (wholly-owned subsidiary resulting from the share exchange)
Allotment ratio in the Share Exchange	1	0.50
Number of shares to be delivered through the Share Exchange	Common stock of Taisho HD: 2,164,627 shares (scheduled)

(Note 1) Allotment ratio pertaining to the Share Exchange

For each share of the Biofermin Shares, 0.50 shares of the common stock of Taisho HD (hereinafter, the “Taisho HD Shares”) will be allotted and delivered. However, no shares will be allotted in the Share Exchange for the Biofermin Shares held by Taisho HD (7,632,021 shares as of May 14, 2021).

The abovementioned allotment ratio in the Share Exchange (hereinafter, the “Share Exchange Ratio”) may be subject to change upon discussion and agreement between both companies in the event of any material change to the grounds on which the valuation is based.

(Note 2) Number of the shares to be delivered through the Share Exchange

Upon the Share Exchange, Taisho HD will allot and deliver to shareholders of the Company (provided, however, that such shareholders shall exclude Taisho HD) at the time immediately preceding the time at which Taisho HD acquires all of the Company’s outstanding shares (excluding the Biofermin Shares held by Taisho HD) through the Share Exchange (hereinafter, the “Record Time”) the Taisho HD Shares equivalent to the amount obtained by multiplying the Share Exchange Ratio by the total number of the Biofermin Shares it holds. Upon such delivery, Taisho HD will allot shares from the treasury shares it holds, and will not issue new shares upon the allotment in the Share Exchange.

By resolution of the board of directors to be held by the day immediately preceding the effective date of the Share Exchange, the Company plans to cancel all of its treasury shares held at the Record Time (including the shares acquired in response to dissenting shareholders’ share purchase request regarding the Share Exchange under Article 785, Paragraph 1 of the Companies Act) on or before the Record Time. The number of shares to be delivered through the Share Exchange may be subject to change in the future upon the acquisition or cancellation of treasury shares by the Company or for other reasons.

(Note 3) Treatment of shares less than one unit

The shareholders of the Company who will hold shares that are less than one unit of the Taisho HD Shares (less than 100 shares) in conjunction with the Share Exchange will be entitled to use the following program for the Taisho HD Shares. Shares less than one unit are not allowed to be sold in the financial instruments exchange markets.

Purchase for shares less than one unit (sale of shares less than 100 shares)
Pursuant to the provisions of Article 192, Paragraph 1 of the Companies Act, shareholders who hold less than one unit of the Taisho HD Shares may request that Taisho HD purchase their shares less than one unit.

(Note 4) Treatment of fractional shares less than one share

In accordance with Article 234 of the Companies Act and other relevant laws and regulations, Taisho HD will sell the number of Taisho HD Shares equivalent to the total number of such fractional shares (if there is any fractional share less than one share in the total number, such fractional share shall be rounded down), and will pay in cash the proceeds of such sale in proportion to such fractional share to shareholders of the Company who will receive the allotment of the Taisho HD Shares for fractions constituting less than one share under the Share Exchange.

(II) Basis, etc. for Details of Allotment of Shares Pertaining to the Share Exchange

(i) Basis and Reasons for Details of Allotment

In order to ensure that the Share Exchange Ratio to be used in the Share Exchange, which is stated in “(I) Details of Allotment in the Share Exchange” above, will be calculated fairly and appropriately, Taisho HD and the Company have decided to separately retain a third-party valuation agent that is independent of both companies to calculate the share exchange ratio. Taisho HD appointed SMBC Nikko Securities Inc. (hereinafter, “SMBC Nikko Securities), and the Company appointed Daiwa Securities Co. Ltd. (hereinafter, “Daiwa Securities”) as their third-party valuation agent, respectively.

As described in “(3) Matters to Be Given Due Consideration so as Not to Harm the Interests of Shareholders of the Company” below, Taisho HD has carefully discussed and examined the Share Exchange Ratio based on the valuation report of the share exchange ratio received from SMBC Nikko Securities, which is the third-party valuation agent of Taisho HD, advice from Anderson Mori & Tomotsune, which is its legal advisor, results of the due diligence that Taisho HD conducted on the Company and the like. As a result, since Taisho HD has reached a decision that the Share Exchange Ratio is appropriate and will contribute to the interests of its shareholders, it has determined that it is appropriate to implement the Share Exchange with the Share Exchange Ratio.

As described in “(3) Matters to Be Given Due Consideration so as Not to Harm the Interests of Shareholders of the Company” below, the Company has carefully discussed and examined the Share Exchange Ratio based on the valuation report of the share exchange ratio received from Daiwa Securities, which is the third-party valuation agent of the Company, advice from Nakamura, Tsunoda & Matsumoto, which is its legal advisor, results of the due diligence that the Company conducted on Taisho HD, and instructions and advice received from a special committee comprised only of members who are independent of, and have no interest in, Taisho HD, which is the majority shareholder of the Company (hereinafter, the “Special Committee”; for further details, see “(3) Matters to Be Given Due Consideration so as Not to Harm the Interests of Shareholders of the Company” below) and contents of the report from the Special Committee received on May 14, 2021 (for further details, see “(IV) Outline of the Report” of “(3) Matters to Be Given Due Consideration so as Not to Harm the Interests of Shareholders of the Company” below) and the like. As a result, since the Company has reached a decision that the Share Exchange Ratio is appropriate and will contribute to the interests of its shareholders as explained in “(b) Outline of the Valuation” of “(ii) Matters Concerning the Valuation” below, it has determined that it is appropriate to implement the Share Exchange with the Share Exchange Ratio.

In this way, Taisho HD and the Company have carefully examined the Share Exchange by referring to the results of the valuation of the share exchange ratio that each of them were provided by a separate third-party valuation agent and to the results of due diligence that they conducted on each other, and have had continuous negotiations and discussions by comprehensively considering factors including the financial conditions, asset conditions and future outlook of both companies. As a result, Taisho HD and the Company have reached a decision that the Share Exchange Ratio is appropriate and will contribute to the interests of their respective shareholders, and therefore, they have concluded that it is appropriate to implement the Share Exchange using the Share Exchange Ratio. The Share Exchange Ratio may be amended upon discussion between the two companies in the event of any material change in the conditions on which the valuation is based in accordance with the Share Exchange Agreement.

(ii) Matters Concerning the Valuation

(a) Names of the Valuation Agents and their Relationships with the Companies

Neither SMBC Nikko Securities, which is the third-party valuation agent of Taisho HD, nor Daiwa Securities, which is the third-party valuation agent of the Company, are a related party of Taisho HD or the Company. They are independent valuation agents and do not have any material interest that must be stated in relation to the Share Exchange.

(b) Outline of the Valuation

With respect to Taisho HD, SMBC Nikko Securities performed its valuation by adopting the average market price analysis (in which, SMBC Nikko Securities set May 13, 2021 as the valuation reference date, and conducted the analysis by using the average closing price of Taisho HD shares on the first section of the TSE for the last one month from April 14, 2021 to valuation reference date, for the last three months from February 15, 2021 to the valuation reference date, and for the last six months from November 16, 2020 to the valuation reference date) as Taisho HD is listed in a financial instruments exchange and its market share price exists.

With respect to the Company, SMBC Nikko Securities performed its valuation by adopting the average market price analysis (in which, SMBC Nikko Securities set May 13, 2021 as the valuation reference date, and conducted the analysis by using the average closing price of Biofermin Shares on the first section of the TSE for the last one month from April 14, 2021 to the valuation reference date, for the last three months from February 15, 2021 to the valuation reference date, and for the last six months from November 16, 2020 to the valuation reference date) as the Company is listed in a financial instruments exchange and its market share price exists. SMBC Nikko Securities also used the discounted cash flow method (hereinafter, the “DCF Analysis”) in valuation for the Company so that the valuation will reflect the future conditions of the Company’s business activities. In the DCF Analysis, Taisho HD independently reviewed the financial projections provided by the Company, and the share price is calculated by discounting the future cash flows, which are based on financial projections from the fiscal year ending March 2022 until the fiscal year ending March 2026, at a certain discount rate to give their present values.

The range of the exchange ratio of Biofermin Shares is as follows where the share value per share of Taisho HD is 1.

Adopted method		Calculated result of the share exchange ratio
Taisho HD	The Company
Average market price analysis	Average market price analysis	0.382～0.443
	DCF Analysis	0.439～0.565

When calculating the share exchange ratios above, SMBC Nikko Securities used information provided by the Company or disclosed publicly on the assumption that all of the materials and information are accurate and complete, and therefore, SMBC Nikko Securities has not made an independent study of the accuracy and completeness thereof. Also, SMBC Nikko Securities has not made an independent assessment, appraisal or evaluation and has not requested an appraisal or evaluation to any third-party agent in connection with the value of assets or liabilities (including contingent liabilities) of the Company, including the analysis and assessment of their respective assets and liabilities. The valuation of the share exchange ratio by SMBC Nikko Securities reflects information and economic conditions up to May 13, 2021, and it is assumed that the financial projections of the Company were reasonably examined or prepared by the management of both companies based on the best projection and determination available at that time.

In the financial projections that SMBC Nikko Securities used as a basis for the valuation in the DCF Analysis, a significant increase or decrease of the profit is expected. Specifically, as it is expected that its operating profit will decline significantly, with the effects of the cost for the redevelopment of a factory that the Company started constructing in April 2021 concentrating in the fiscal year ending March 2024, the Company expects a significant decrease in profit from the fiscal year ending March 2023, and expects a significant increase in profit in the next fiscal year ending March 2025 due to the reduction of its burden. The financial projections do not reflect the implementation of the Share Exchange.

Meanwhile, with respect to Taisho HD, Daiwa Securities performed its valuation by adopting the market price analysis as Taisho HD is listed in a financial instruments exchange and its market share price exists. In performing the market price analysis, Daiwa Securities set May 13, 2021 as the valuation reference date, and used the simple average closing prices of Taisho HD shares on the first section of the TSE for the last one month, three months and six months before the valuation reference date.

With respect to the Company, Daiwa Securities performed its valuation by adopting the market price analysis as the Company is listed in a financial instruments exchange and its market share price exists. Daiwa Securities also used the DCF Analysis in valuation for the Company so that the valuation will reflect the future conditions of business activities.

In performing the market price analysis, Daiwa Securities set May 13, 2021 as the valuation reference date, and used the simple average closing prices of Biofermin Shares on the first section of the TSE for the last one month, three months and six months before the valuation reference date.

In the DCF Analysis, the enterprise value is appraised by discounting the future cash flows, which are based on financial projections from the fiscal year ending March 2022 until the fiscal year ending March 2028 prepared by the Company, at a certain discount rate to give their present values. The perpetual growth method was used to calculate the continuous value under the DCF Analysis. Specifically, it is calculated at a discount rate of 7.1% to 8.1% and a permanent growth rate of 0.0% to 0.5%.

The range of the exchange ratio of Biofermin Shares is as follows where the share value per share of Taisho HD is 1.

Adopted method		Calculated result of the share exchange ratio
Taisho HD	The Company
Market price analysis	Market price analysis	0.382～0.443
	DCF Analysis	0.442～0.539

When calculating the share exchange ratio, Daiwa Securities used information provided by the Company or disclosed publicly, without modifying it in principle, on the assumption that all of the materials and information subject to the analysis and examination are accurate and complete, and that there is no fact that may materially affect the valuation of the share exchange ratio among facts that are not disclosed to Daiwa Securities. Therefore, Daiwa Securities has not made an independent study of the accuracy and completeness thereof. Also, Daiwa Securities has not made an independent assessment, appraisal or evaluation and has not requested an appraisal or evaluation to any third-party agent in connection with the value of assets or liabilities (including contingent liabilities) of the Company, including the analysis and valuation of their respective assets and liabilities. It is assumed that the financial projections of the Company that were referred to in the valuation were prepared reasonably by the management of the Company based on the best projection and determination available at that time. The valuation reflects information and economic situation up to May 13, 2021.

Daiwa Securities does not express its opinion regarding fairness of the share exchange ratio to be used in the Share Exchange by providing the result of the valuation of such ratio. In the financial projections that Daiwa Securities used as a basis for application of the DCF Analysis, a significant increase or decrease of the profit is expected. Specifically, although the operating profit decreased in the fiscal year ended March 2021 due to an increase in investments, the Company expects a significant increase in its profit in the fiscal year ending March 2022 primarily due to the expected expansion of Shin Biofermin S series with the effect of the aforementioned investments. In the fiscal year ending March 2024, the Company expects a significant decrease in its profit from the fiscal year ending March 2023 since its operating profit is expected to decline significantly due to the temporary increase in the cost for the redevelopment of a factory that the Company started constructing in April 2021. However, as the cost is expected to decrease in the fiscal year ending March 2025, the Company expects a significant increase in its profit in the same fiscal year. The financial projections do not reflect the implementation of the Share Exchange.

(2) Reasons for Selecting the Taisho HD Shares as Consideration for the Share Exchange

Taisho HD and the Company selected the shares of Taisho HD, the wholly-owning parent company resulting from the share exchange, as consideration for the Share Exchange. The Company believes that the above selection is appropriate, given that the Taisho HD Shares are listed on the first section of the TSE and that the trading opportunities are ensured in the market on and after the effective date of the Share Exchange, and that the shareholders of the Company will also be able to expect to receive the benefit of the synergies from the Share Exchange.

By conducting the Share Exchange, the Company will become a wholly-owned subsidiary of Taisho HD on the effective date of the Share Exchange (scheduled to be July 30, 2021), and Biofermin Shares will be delisted as of July 28, 2021 (the final trading date is scheduled to be July 27, 2021) in accordance with the TSE’s delisting criteria. If the planned effective date of the Share Exchange is changed, the delisting date will also be changed.

Although it will no longer be possible to trade Biofermin Shares on the TSE after its delisting, Taisho HD shares, which will be allocated to the shareholders of the Company through the Share Exchange, will remain listed on and can be traded in the TSE even after the effective date of the Share Exchange. Therefore, as for the shareholders of the Company who hold at least 200 shares of the Biofermin Shares as of the Record Time and, through the Share Exchange, will be allotted at least 100 shares of the Taisho HD Shares, which collectively constitute one Taisho HD share unit, Taisho HD and the Company believe that they can continue to provide liquidity for the portion of shares constituting at least one share units although such shareholders might also be allotted a number of shares less than one share unit in proportion to the number of shares they hold.

On the other hand, shareholders of the Company who hold less than 200 shares of the Biofermin Shares as of the Record Time will be allotted less than 100 shares of the Taisho HD Shares, which are less than one Taisho HD share unit. They will be granted a right to receive dividends of Taisho HD with a reference date after the effective date of the Share Exchange according to the number of the shares less than one share unit, but such shares cannot be sold in the financial instruments exchange market. Shareholders who hold shares less than one share unit may request Taisho HD to purchase the shares they hold. For details of such procedures, please see “(Note 3) Treatment of shares less than one unit” in “(I) Details of Allotment in the Share Exchange” of “(1) Matters Concerning the Appropriateness of the Total Number of Consideration for the Share Exchange” above.

For details of handling of fractional shares less than one share in case such fractional shares remain after the Share Exchange, please see “(Note 4) Treatment of fractional shares less than one share” in “(I) Details of Allotment in the Share Exchange” of “(1) Matters Concerning the Appropriateness of the Total Number of Consideration for the Share Exchange” above.

The shareholders of the Company may continue to trade the Biofermin Shares they hold on the TSE as before and may exercise their legal rights stipulated in the Companies Act and other relevant laws or regulations until July 27, 2021 (scheduled), which is the final trading date of shares.

(3) Matters to Be Given Due Consideration so as Not to Harm the Interests of Shareholders of the Company

As Taisho HD already owns 7,632,021 shares of the Biofermin Shares (the ratio of voting rights to total number of issued shares outstanding as of March 31, 2021 (12,154,000 shares) is 63.8%) and the Company is a consolidated subsidiary of Taisho HD, Taisho HD and the Company determined that it is necessary to ensure the fairness of the Share Exchange and have implemented measures to ensure the fairness as follows.

(I) Obtaining of Valuation Reports from Independent Third-Party Valuation Agents

Taisho HD appointed SMBC Nikko Securities as its third-party valuation agent, which is independent of both of Taisho HD and the Company, and obtained a valuation report for the share exchange ratio dated May 14, 2021. For the outline of the report, please see “(ii) Matters Concerning the Valuation” of “(II) Basis, etc. for Details of Allotment of Shares Pertaining to the Share Exchange” of “(1) Matters Concerning the Appropriateness of the Total Number of Consideration for the Share Exchange” above.

On the other hand, the Company appointed Daiwa Securities as its third-party valuation agent, which is independent of both of Taisho HD and the Company, and obtained a valuation report for the share exchange ratio dated May 13, 2021. The compensation for Daiwa Securities includes contingent fees to be paid contingent upon the execution of the Share Exchange. For the outline of the report, please see “(ii) Matters Concerning the Valuation” of “(II) Basis, etc. for Details of Allotment of Shares Pertaining to the Share Exchange” of “(1) Matters Concerning the Appropriateness of the Total Number of Consideration for the Share Exchange” above. Neither Taisho HD nor the Company has obtained a written opinion (fairness opinion) from either of their third-party valuation agents stating that the Share Exchange Ratio is appropriate or fair from a financial perspective.

(II) Advice from Independent Law Firms

Taisho HD appointed Anderson, Mori & Tomotsune, and the Company appointed Nakamura, Tsunoda & Matsumoto as a legal advisor for the Share Exchange, and they have received advice from each legal advisor regarding procedures of the Share Exchange and processes of decision-making method and processes from legal aspects. Anderson, Mori & Tomotsune and Nakamura, Tsunoda & Matsumoto are independent of both of Taisho HD and the Company, and do not have any material interest in them.

(III) Obtaining of a Report from Special Committee Having No Interest in the Company

In order to ensure that the Company’s decision regarding the Share Exchange is made carefully, to eliminate the risk of arbitrariness and conflicts of interest in, and ensure fairness of, the decision-making process by the Company’s board of directors, and to confirm that the board of directors’ decision to implement the Share Exchange will not be disadvantageous to the minority shareholders of the Company, the Company has established the Special Committee on February 17, 2021 that is comprised of the following three persons: Mr. Hitoshi Inuga (an outside director of the Company (an audit and supervisory committee member)) and Mr. Toru Kawasaki (an outside director of the Company (an audit and supervisory committee member)) both of whom have no interest in Taisho HD and serve as an outside director of the Company and also as an independent officer registered on the TSE, and of Mr. Takashi Goto (an attorney at SHIOMIZAKA), an external expert who has no interest in Taisho HD and the Company. When examining the Share Exchange, the Company has consulted with the Special Committee on the following matters (collectively, the “Matters of Inquiry”): (i) whether the purpose of the Share Exchange is reasonable (including whether the Share Exchange will contribute to the enhancement of the Company’s enterprise value), (ii) whether fairness of the conditions of the Share Exchange is ensured, (iii) whether the benefit of shareholders of the Company is sufficiently considered through fair procedures in the Share Exchange, and (iv) in addition to (i) through (iii) above, whether it can be considered that the Share Exchange will not to be disadvantageous to the minority shareholders of the Company.

The Company’s board of directors has resolved that the decision of the board regarding the Share Exchange shall be made with utmost respect to the judgements of the Special Committee, and that the board shall grant the Special Committee a right to entrust an advisor of the Special Committee with examination of the Matters of Inquiry above if necessary (in such case, cost of such entrustment shall be borne by the Company). Exercising this right, the Special Committee has appointed Mr. Shinsuke Hasegawa (a certified accountant and tax accountant, the representative of Hasegawa CPA office) as its financial advisor. the Company’s board of directors has resolved that although negotiations related to the Share Exchange be conducted by the Company’s board of directors, the board shall ensure that the Special Committee may substantially affect the negotiation process regarding the terms and conditions of the transaction by reporting the status of the negotiation to the Special Committee in a timely manner, hearing their opinion on important aspects and conducting negotiations taking into consideration instructions and requests from the Special Committee. Also, the Company’s board of directors has resolved that it shall not execute the share exchange agreement for the Share Exchange if the Special Committee determines that the share exchange ratio or other conditions of the Share Exchange are not appropriate.

The Special Committee held 9 meetings in total, which amounted to approximately 9 hours and 26 minutes from February 17, 2021 to May 13, 2021. Outside the meetings, the Special Committee also carefully examined the Matters of Inquiry by expressing opinions, exchanging information and gathering information through emails and other means, and by holding discussions when necessary. More specifically, at the first meeting of the Special Committee, the Special Committee approved the appointments, which were made by the Company, of Daiwa Securities as a financial advisor and a third-party valuation agent, and of Nakamura, Tsunoda & Matsumoto as a legal advisor after confirming that they had no problems with their independence. Also, the Special Committee has approved the selection of directors at the Company who would be engaged in the examination, negotiations and determinations concerning the Share Exchange after confirming that they have no problem from the perspective of interests in Taisho HD. The Special Committee received explanation from the Company and had a question and answer session with the Company regarding the purpose of the Share Exchange, the background and circumstances that led to the Share Exchange, the method of preparation and contents of the Company’s business plan, which forms the basis for valuation of the share exchange ratio, and the examination system and method of decision-making for the Share Exchange, the Company’s view on the proposals from Taisho HD relating to the Share Exchange, and the impact of the Share Exchange on the Company’s enterprise value. The Special Committee has sent a questionnaire to Taisho HD regarding the purpose of the Share Exchange and other matters, and received explanation from Taisho HD and had a question and answer session with Taisho HD regarding the purpose of the Share Exchange, the background and circumstances that led to the Share Exchange, policies after the implementation of the Share Exchange and other matters.

The committee also received explanation from Daiwa Securities, which is the Company’s financial advisor and third-party valuation agent, and had a question and answer session with Daiwa Securities as to the results of the valuation of the share exchange ratio and the scheme of the Share Exchange, and carefully examined these matters based on advice from Mr. Hasegawa on financial aspects. In addition, the Special Committee received advice from Nakamura, Tsunoda & Matsumoto and had a question and answer session with it regarding measures to ensure fairness in the procedures of the Share Exchange, method and process of decision-making by the Company’s board of directors concerning the Share Exchange, and other measures to avoid conflicts of interest. The Special Committee also has collected information on the Share Exchange from materials relevant to the Share Exchange submitted to them, and has discussed the Matters of Inquiry based on such information through careful discussions and examinations. Based on timely reports that the Special Committee has received on the backgrounds and details of the discussions and negotiations between Taisho HD and the Company regarding the Share Exchange, the Special Committee has been involved in the process of negotiations with Taisho HD until the Company received the final proposal on the Share Exchange Ratio from Taisho HD by holding several discussions on the method of negotiation and other matters and by expressing its opinion to the Company. Through these processes, the Special Committee has carefully discussed and considered the Matters of Inquiry based on these explanations, valuation results and other materials it examined, and has submitted a report to the Company’s board of directors on May 14, 2021 stating that the Share Exchange is not found to be disadvantageous to the Company’s minority shareholders. For the overview of the Special Committee’s opinion, please see “(IV) Outline of the Report” below.

(IV) Outline of the Report

(i) Whether the purpose of the Share Exchange is reasonable

The Company is engaged in (i) OTC business (manufacture and distribution of OTC drugs and quasi-drugs that do not require prescriptions at the time of purchase), (ii) PD business (manufacture and distribution of pharmaceuticals that require prescriptions at the time of purchase), (iii) overseas business (distribution of lactic acid bacteria products in Southeast Asian countries including Taiwan and Hong Kong), and (iv) food business (manufacture and distribution of food and supplements containing lactic acid bacteria).

The Company has a history of more than 100 years since its founding. The name of “Biofermin” brand is extremely well recognized among general consumers and the Company is highly trusted for the products’ quality, efficacy and safety. In relation to the development of products, the Company possesses lactic acid bacteria strains that have been proven to be effective and safe, and also has a human and physical infrastructure that enables the Company to complete the processes from research and development (cultivation, etc.) to commercialization (drug product formulation and assurance of quality as pharmaceuticals) by itself. Furthermore, in the sales activities, the Company sells its products via Taisho HD Group, which is the top OTC product manufacturer, and it is significantly advantageous for the Company that it can utilize Taisho HD Group’s sales functions (sales and distribution functions such as sales channels and MRs).

As to the relationship with Taisho HD Group, its parent company, since the Company became a subsidiary of Taisho HD Group in 2008, the Company has strengthened its partnership with Taisho HD Group by utilizing Taisho HD Group’s sales and distribution functions such as sales channels and MRs in Japan and overseas through exclusive sales of the Company’s products to Taisho HD Group, by receiving support from Taisho HD Group for the Company’s manufacturing, quality, and research and development, and by collaborating with Taisho HD Group on joint researches and other projects between the two companies.

Regarding the recent business environment, the domestic market for OTC products (antidiarrheal drug and intestinal drug) and PD products (live bacteria products), which are the main business fields of the Company, has grown steadily over the past ten years. In response to the growth, the Company’s sales have been growing steadily with the amount over 10 billion yen. However, its sales have declined in the most recent period due to the impact of the COVID-19 pandemic, and the significance and duration of the impact caused by the pandemic on the Company’s future businesses are uncertain. In addition, the Company faces issues such as its dependence on “Shin Biofermin S Fine Granules” in the OTC business, intensifying competition with other companies in the PD business and uncertainty in its new businesses such as overseas business and food business.

The Company and Taisho HD share a common understanding of these the Company’s management issues, and in order to overcome them, they examine specific qualitative synergy effects obtained by implementing specific measures. Specifically, in the OTC business and the PD business, they consider sharing and utilizing technologies and know-how in research and development, manufacture, quality control and distribution; in the overseas business, they consider developing and selling the Company’s products for countries where the Company has not yet expanded its business by referring to information on regulations, demand of consumers and other relevant matters in each country gathered by using the overseas network of Taisho HD Group; and in the food business, they consider sharing and utilizing technologies and know-how related to development, manufacture, marketing and distribution.

The above measures accurately grasp the Company’s management issues and are consistent with the Company’s mid-term policy. In addition, given the relationship between the Company and Taisho HD Group as well as Taisho HD Group’s business activities and their results, there are no reason to deny the feasibility of the above measures.

Considering these circumstances, it is possible to deem as reasonable and to accept the Company’s judgment that the Share Exchange will enable the Company to implement its bold and flexible business strategy, will contribute significantly to the Company’s continuous growth and development, and will contribute to the enhancement of the enterprise value of the entire group from the medium-to-long term perspective.

On the other hand, possible disadvantages of the Share Exchange are also examined specifically to a practically reasonable extent, and no particular irrationality has been found in the examination. According to the conclusion of the examination, it cannot be acknowledged at least, that the Share Exchange will present disadvantages that clearly exceed the aforementioned advantages. Also, there seems to be no reason to believe that there is a more effective alternative to the Share Exchange in terms of the enhancement of the Company’s enterprise value.

Accordingly, the Special Committee believes that the Share Exchange will contribute to the enhancement of the Company’s enterprise value and that the purpose of the Share Exchange is reasonable.

(ii) Whether fairness of the conditions of the Share Exchange is ensured

By giving comprehensive consideration to the fact that (i) the implementation of measures to ensure fairness, including the establishment and involvement of the Special Committee, secures a situation which can be equated with that of an arm’s length transaction in the process of forming the Share Exchange Ratio, and in fact, an agreement has been reached through sincere negotiations between the parties, (ii) the valuation report has been prepared by a third-party agent independent from the Company and Taisho HD, which is a major company that has many achievements in Japan, and there are no unreasonable aspects in the financial projection or preconditions, etc., that serve as bases of the valuation and the valuation method and results are deemed reasonable, and the Share Exchange Ratio is at a level which exceeds the upper limit of the range of the average market price method and exceeds the median of the range of the DCF Analysis, and (iii) it can be evaluated that this project has secured the levels of premium that are in no way inferior relative to similar projects, it is presumed that the minority shareholders of the Company will be able to achieve not only “the values that can be accomplished without implementing the Share Exchange” but also “the expected effect in the increase of enterprise value through the Share Exchange” to a considerable extent by receiving the Taisho HD Shares based on the Share Exchange Ratio in the Share Exchange.

Further, the method of and considerations for the Share Exchange are not disadvantageous to the minority shareholders of the Company, and therefore, the scheme or other conditions of the transaction are also acceptable.

Based on the above, fairness of the conditions of the Share Exchange is ensured.

(iii) Whether the benefit of shareholders of the Company is sufficiently considered through fair procedures in the Share Exchange

In the Share Exchange, various measures to ensure fairness, such as the establishment of the Special Committee (including the implementation of practical measures to enhance the effectiveness of the Special Committee), the early appointment of independent outside experts (financial advisors and legal advisors), and the obtainment of professional advice and valuation reports, the exclusion of interested parties in the discussion, negotiation and resolution of the Share Exchange, and the enhancement of transparency in procedures by fully providing information to minority shareholders, have been implemented.

In light of the specific circumstances of the Share Exchange, from the viewpoints of both (i) securing a situation which can be equated with that of an arm’s length transaction in the process of forming the Share Exchange Ratio and (ii) ensuring opportunities for minority shareholders to make appropriate decisions based on sufficient information, it is considered that the contents of such measures to ensure fairness are necessary and sufficient with respect to its contents and combinations, and have been actually implemented in an effective manner.

Based on the above, it is deemed that the benefit of shareholders of the Company is sufficiently considered through fair procedures in the Share Exchange.

(iv) In addition to (i) through (iii) above, whether it can be considered that the Share Exchange will not to be disadvantageous to the minority shareholders of the Company

(i) The Share Exchange will contribute to the enhancement of the enterprise value of the Company and the purposes of the Share Exchange are reasonable

The Company’s sales have declined in the most recent period due to the impact of the COVID-19 pandemic, and the significance and duration of the impact caused by the pandemic on the Company’s future businesses are uncertain. In addition, the Company faces issues such as its dependence on “Shin Biofermin S Fine Granules” in the OTC business, intensifying competition with other companies in the PD business and uncertainty in its new businesses such as overseas business and food business.

In order to overcome the above, the Company and Taisho HD are conducting the following: in the OTC business and the PD business, they consider sharing and utilizing technologies and know-how in research and development, manufacture, quality control and distribution; in the overseas business, they consider developing and selling the Company’s products for countries where the Company has not yet expanded its business by referring to information on regulations, demand of consumers and other relevant matters in each country gathered by using the overseas network of Taisho HD Group; and in the food business, they consider sharing and utilizing technologies and know-how related to development, manufacture, marketing and distribution. Moreover, the merits of the Share Exchange outweigh the possible disadvantages, and there are no alternative means to enhance the enterprise value other than the Share Exchange, and therefore, the purposes of the Share Exchange are reasonable.

(ii) Fairness of the conditions of the Share Exchange is ensured

The implementation of measures to ensure fairness, including the establishment and involvement of the Special Committee, secures a situation which can be equated with that of an arm’s length transaction in the process of forming the Share Exchange Ratio. In addition, the valuation report has been prepared by a third-party agent independent from the Company and Taisho HD, which is a major company that has many achievements in Japan, and the valuation method and results are reasonable, and therefore, it can be said that fairness of the conditions of the Share Exchange is ensured.

(iii) Whether the Share Exchange was conducted through fair procedures

Measures to ensure fairness, such as the establishment of the Special Committee, the early appointment of independent outside experts, and the obtainment of professional advice and valuation reports, the exclusion of interested parties in the discussion, negotiation and resolution of the Share Exchange, and the enhancement of transparency in procedures by fully providing information to minority shareholders, have been implemented.

From the viewpoints of both securing a situation which can be equated with that of an arm’s length transaction in the process of forming the Share Exchange Ratio and ensuring opportunities for minority shareholders to make appropriate decisions based on sufficient information, the contents of such measures to ensure fairness are necessary and sufficient with respect to its contents and combinations, and have been implemented through fair procedures.

Based on the above, it is considered that the Share Exchange will not be disadvantageous to the minority shareholders of the Company.

(V) Approval of All Directors Excluding Those Who Have an Interest in the Company (including Audit and Supervisory Committee Members)

Among the seven directors of the Company, Mr. Ken Uehara also serves as a director of Taisho HD and as Executive Vice President of Taisho, and Mr. Yuji Koyama also serves as Corporate Officer and Head of Production Headquarters of Taisho. Therefore, at the meeting of the Company’s board of directors held on May 14, 2021, at which the resolution regarding the Share Exchange was passed, five directors excluding Mr. Ken Uehara and Mr. Yuji Koyama attended the discussion and passed the resolution with the unanimous approval with a view to avoiding conflicts of interest.

With a view to avoiding the conflicts of interest, Mr. Ken Uehara and Mr. Yuji Koyama have not been participating in discussions and negotiations concerning the Share Exchange from the standpoint of the Company.

(4) Matters Concerning the Appropriateness of the Amount of Common Capital and Reserves of Taisho HD Which Will Become a Wholly-Owning Parent Company

As a result of the Share Exchange, the amount of common capital of Taisho HD will remain unchanged and the amount of reserves will increase by an amount separately determined by Taisho HD in accordance with Article 39 of the Regulation on Corporate Accounting.

The Company has comprehensively considered and reviewed the financial condition, capital policy and other circumstances of Taisho HD, and has determined that the said handling was determined within the scope of laws and regulations and is appropriate.

4. Matters of Reference Regarding the Consideration for the Exchange

(1) Articles of Incorporation of Taisho HD

The Articles of Incorporation of Taisho HD are as described in Attachment 2 “Articles of Incorporation of Taisho Pharmaceutical Holdings Co., Ltd.” of the Separate-volume Supplement to the Reference Materials for the Shareholders Meeting.

(2) Matters Concerning the Method of Conversion of the Consideration for the Exchange

(I) Market on which the consideration for the exchange is traded

Taisho HD Shares are traded on the first section of the TSE.

(II) Person acting as intermediary, broker, or agency for trading in the consideration for the exchange

Securities companies nationwide provide the intermediary and broker services for Taisho HD Shares.

(III) Details of Restriction on the Transfer or Other Disposition of the Consideration for Exchange

Not applicable.

(3) Matter Concerning the Market Price of the Consideration for the Exchange

With the business day immediately prior to the day on which the execution of the Share Exchange Agreement was made public (May 14, 2021) as the reference date, the average closing prices of Taisho HD Shares on the first section of the TSE for one month, three months and six months are 6,610 yen, 6,923 yen and 6,876 yen, respectively.

The latest market prices of Taisho HD Shares are available on the TSE website (http://www.jpx.co.jp/).

(4) Content of the Balance Sheets of Taisho HD Pertaining to Each Business Year the Last Day of Which Arrived in the Past Five Years

This section is omitted as Taisho HD has filed the annual securities report in accordance with the provisions of Article 24, Paragraph 1 of the Financial Instruments and Exchange Act for each fiscal year.

5. Matters Concerning the Appropriateness of the Provisions for Stock Acquisition Rights Pertaining to a Share Exchange

Not applicable.

6. Matters Concerning Financial Statements, etc.

(1) Details of the Financial Statements, etc. of Taisho HD for the Most Recent Fiscal Year

The details of the financial statements, etc. of Taisho HD for the most recent fiscal year (fiscal year ended March 2021) are as described in Attachment 3 “Financial Statements, etc. of Taisho Pharmaceutical Holdings Co., Ltd. for the Most Recent Business Year” of the Separate-volume Supplement to the Reference Materials for the Shareholders Meeting.

(2) Disposal of Important Property, Burden of Major Obligations, or Any Other Event That Has Material Impact on the Status of Company Property Occurring After the Last Day of the Most Recent Business Year of Taisho HD and the Company

(I) The Company

The Company resolved at its board of directors meeting held on May 14, 2021 to execute the Share Exchange Agreement with Taisho HD and executed the Share Exchange Agreement on the same date. The outline of the Share Exchange Agreement is as described in “2. Contents of the Share Exchange Agreement” above and Attachment 1 “Share Exchange Agreement between Taisho Pharmaceutical Holdings Co., Ltd. and the Company” of the Separate-volume Supplement to the Reference Materials for the Shareholders Meeting.

(II) Taisho HD

Taisho HD resolved at its board of directors meeting held on May 14, 2021 to execute the Share Exchange Agreement with the Company and executed the Share Exchange Agreement on the same date. The outline of the Share Exchange Agreement is as described in “2. Contents of the Share Exchange Agreement” above and Attachment 1 “Share Exchange Agreement between Taisho Pharmaceutical Holdings Co., Ltd. and the Company” of the Separate-volume Supplement to the Reference Materials for the Shareholders Meeting.

Item 2: Introduction of the Retirement Benefit Plan with the Abolishment of the Stock Option Plan for Directors (excluding Directors Who Are Audit and Supervisory Committee Members)

　It was approved at the 130th Annual Shareholders Meeting held on June 28, 2016 that the Chairman of the Board will determine the specific amount of compensation for each Director (excluding Directors who are Audit and Supervisory Committee Members) within the range of the total compensation of 200 million yen or less per year (of which, the amount for Outside Directors is 15 million yen or less per year), and that the amount will be determined by the Board of Directors. In addition, it was similarly approved at the 130th Annual Shareholders Meeting that the amount of compensation for the Directors who are Audit and Supervisory Committee Members will be determined through discussions by Directors who are Audit and Supervisory Committee Members within the range of the total amount of compensation of 30 million yen or less per year. Both of the above are in effect to date. Further, as a revision of the compensation system linked to improvement of corporate value, the retirement benefit plan was abolished as of the close of the 129th Annual Shareholders Meeting held on June 24, 2015. Currently, the allocation of stock acquisition rights (the amount to be paid for each share to be delivered upon the exercise of each stock acquisition right shall be 1 yen) as stock-based compensation stock option, within the range of 35 million yen or less per year, to Directors who are not Audit and Supervisory Committee Members (excluding Outside Directors) (hereinafter, the “Eligible Directors”), separately from the compensation limit of 200 million yen or less per year, was approved at the 130th Annual Shareholders Meeting, and the above is in effect to date.

　However, in the event that Item 1 is approved as originally proposed, the Company will become a wholly-owned subsidiary of Taisho Pharmaceutical Holdings Co., Ltd. (hereinafter, “Taisho HD”) through a share exchange based on the share exchange agreement with Taisho HD (hereinafter, the “Share Exchange Agreement”), and the Share Exchange Agreement provides that the Company will acquire all of the stock-based compensation stock options without consideration, and will extinguish the stock-based compensation stock options.

　As described above, following the abolishment of the stock-based compensation stock option plan pursuant to the provisions of the Share Exchange Agreement, in order to provide each Eligible Director of the Company who is to acquire stock-based compensation stock options without consideration with economic benefits as cash retirement benefits which are substantially equivalent to the stock-based compensation stock options held prior to the acquisition without consideration, the Company needs to introduce a new retirement benefit plan separately from the compensation amount for Directors described above.

　For the above reasons, subject to the approval of Item 1 as originally proposed, following the abolishment of the stock-based compensation stock option plan, this Item is presented to request your approval for the introduction of a retirement benefit plan, separately from the compensation amount for Directors described above. The retirement benefits shall be paid within the range of an adequate amount in accordance with certain standards stipulated by the Company (in particular, the economic benefits substantially equivalent to the stock-based compensation stock options held by each Eligible Director prior to the acquisition without consideration). The time of payment shall be upon the retirement of each Eligible Director, and the specific amount and valuation method thereof shall be left entirely to the resolution of the Board of Directors.

　The brief biographies of each Eligible Director are as follows.

Name	Brief biography
Hideyuki Waki	June 2008 Assumed the position of Director of the Company (to date)
Toshimichi Kunori	June 2014 Assumed the position of Director of the Company (to date)
Hidehiko Kitamura	June 2020 Assumed the position of Director of the Company (to date)

　If this Item is approved at the Meeting, the Company’s Board of Directors is scheduled to resolve the new policy for determining compensation for Directors, which reflects the retirement benefit plan approved for introduction under this Item, immediately after the close of this Meeting. In light of the above, the Company has determined that such retirement benefit plan will be necessary and reasonable in accordance with the said policy, and is appropriate.

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